Exhibit 4.10

SMARTCOOL SYSTEMS INC.

702- 750 – Pender Street

Vancouver B.C.

Wasatch Consultants Ltd.

Att’n: Russ Visser

119 Sunglo Dr.,

Penticiton, B.C.

V2A 8X6

This letter will confirm the terms of a contract between Russ Visser (the "Consultant") with SmartCool Systems , Inc., ("SmartCool") (the "Contract").

1.

Term

Subject to the early termination provisions of this Contract in Section 9, the initial term of this Contract shall be for a one year term from January1, 2005 until December 31, 2005 (the "Initial Term").

After expiry of the Initial Term the parties may mutually agree in writing to renew this Contract.  For greater certainty, it is confirmed that unless both parties have mutually agreed in writing to renew this Contract on or before expiry of the Initial Term, this Contract shall without further notice terminate at the end of the Initial Term, and on such termination SmartCool shall be released from all further liability and obligations under this Contract.  The Consultant understands and agrees that the terms of this Contract in Sections: 5. Independent Consultant, 6. Confidentiality, 7. Return of Materials, 8. Non-Solicitation of Clients & Employees, 10. Liability & Indemnification, 11. No Conflict with Prior Obligations, and 12. General, shall survive the termination of the other provisions of this Contract.

2.

Services

The Consultant shall provide the services described in Schedule "A".

3.

Fees

The fee for the services performed under this Contract shall be paid the following:

(a)

 $2,500 per month;

(b)

10% of the energy savings realized by customers of SmartCool in the first year of the SmartCool Contract entered into for completed sales generated by the Consultant in the Territory, as defined in Schedule "A", as determined in accordance with SmartCool's policies and procedures in SmartCool's sole discretion; 1% per year of the energy savings realized by customers of SmartCool for the duration of the service agreement if the consultant continues to provide service support.

(c)

options will be granted pursuant to the Stock Option Plan of SmartCool Systems Inc. and in accordance with the policies of the TSX Venture Exchange to purchase in aggregate 50,000 common shares of SmartCool Systems Inc.

(d)

If the Consultant is required to spend more that 40 hours per month on Technical and Operational issues for SmartCool, then the Consultant will invoice SmartCool on a hourly basis for those additional hours at a rate of $60 per hour.

(e)

If the Consultant spends more than 40 hours per month on Technical and Operational issues for SmartCool, then on a quarterly basis the Consultant will be entitled to additional options reflecting the difference in value for hours billed @ $60/hr and normal billing rate of $90/hr.  The options will be granted pursuant to the Stock Option Plan of SmartCool and in accordance with the policies pf the TSX venture ExChange.

The Consultant will invoice the fee payable by SmartCool set out in paragraphs 3 (a), (b) and (c) on a monthly basis.  The Consultant's invoices shall:

▪

show the SmartCool Contract number for completed sales generated by the Consultant in the Territory;

▪

attach original receipts with explanations for any expenses submitted for reimbursement;

▪

attach evidence of SmartCool's prior approval of any expenses over US $250.

4.

Expenses

SmartCool will reimburse the Consultant for any reasonable costs, expenses or other outlays related to the Consultant's performance of this Contract not including car lease or loan, office rental and other general overhead expenses.  Any expenses in excess of  $250 will require the prior approval of SmartCool

SmartCool will however provide to the Consultant for use in connection with the Consultant's work under this Contract:

▪

all collateral sales material and tools necessary to allow the Consultant to represent the product to potential customers;

▪

technical support for installation and maintenance of SmartCool's products at customers' premises;

▪

SmartCool shall   fund the purchase of equipment  and installation of SmartCool's products at customers' premises.

5.

Independent Consultant

The Consultant shall provide all services under this Contract as an independent contractor, and nothing in this Contract shall be construed so as to constitute the Consultant as an agent, employee or representative of SmartCool.

The Consultant is responsible for the deduction and remissions of income tax, CPP and unemployment insurance  in respect of any employees retained by the Consultant to perform the services under this Contract.  Furthermore, if these amounts are not remitted, the Consultant will indemnify and hold harmless SmartCool from and against any claim for taxes, penalties and for withholding of funds by the CCRA,  or any other government agency with respect to any amount found to be payable by SmartCool to such commission or agency in respect of the Consultant or its employees' work under this Contract and any legal fees incurred by SmartCool in defending such claims.

6.

Confidentiality

The Consultant has duty to maintain in strict confidence all information known or used by SmartCool or SmartCool Systems Inc. or any of its clients.  Specifically, the Consultant will during the course of this Contract and afterward, keep confidential and refrain from using, directly or indirectly, all information known or used by SmartCool or SmartCool Systems Inc. in its activities, including, but not limited to:

▪

all of SmartCool's confidential and proprietary information, including, concepts, techniques, processes, designs, cost data, software programs, formulas, development or, work in process, and other financial, or other know-how or trade secrets;

▪

any financial information, including SmartCool or its client’s costs, sales, income, profits, salaries and wages;

▪

information concerning business opportunities, client and customers of SmartCool, including all projects, ventures or joint ventures considered by SmartCool, whether or not pursued;

▪

any and all know-how, and any and all oral, written, electronic or other communications and other information disclosed or provided by SmartCool, including any and all analyses or conclusions drawn or derived therefrom.

 (the "Confidential Information")

Confidential Information shall not include information that:

▪

is publicly available (other than as a result of a breach of this Contract); or

▪

is known by the Consultant prior to entering into this or any prior employment, contract or agreement with SmartCool or its affiliates.

The Consultant shall keep all of the Confidential Information in confidence and will use the Confidential Information solely for the purposes of performing the services set out in this Contract, and will not without SmartCool's prior written consent, disclose any Confidential Information to any person or entity.

Further, the Consultant acknowledges that SmartCool receives confidential or proprietary information from third parties for certain limited purposes in the ordinary course of its business.  The Consultant agrees to hold such information in the strictest confidence and not to use such information for the benefit of anyone other than SmartCool or such third party, without the express authorization in writing from SmartCool.

7.

Return of Materials

The Consultant agrees to return to SmartCool, immediately upon termination or expiry of this Contract, all plans, designs, devices, data, documents, specifications, business documents, computer code, algorithms, computer software, computer date, lists, records files and all other material containing or disclosing Confidential Information including copies of these items, however made or obtained and will delete any electronic copies or files of any such information.

The Consultant also agrees at any time following termination of this Contract, that it will not use SmartCool’s name or any Confidential Information to promote directly or indirectly the business of the Consultant or any third party, and will not disclose any Confidential Information to any third party.

8.

Non-Solicitation of Clients & Employees

The Consultant also agrees that during the term of this Contract and for a period of 12 months immediately following the termination of this Contract, the Consultant will not, directly or indirectly, solicit:

▪

any current, or prospective, customer, client, supplier or any other person, firm or corporation in the habit of dealing with SmartCool or SmartCool Systems Inc., for the purpose of buying from, selling or supplying to such customer, client, supplier, person or firm any products or services which are competitive with SmartCool's or SmartCool Systems Inc.'s business; or

▪

induce or attempt to induce any person(s) to terminate their employment or consulting agreement with SmartCool or SmartCool Systems Inc.

9.

Termination of Contract

It is agreed that early termination of this Contract shall be possible on the following basis:

▪

at any time with the mutual written consent of both parties, or

▪

at any time by SmartCool, without prior notice to the Consultant, if at any time there has been a material breach of the terms of this Contract by the Consultant, or

▪

at any time by either party on providing 30 days written notice.  On such termination, payment will be made for work completed by the Consultant to the date of termination.

10.

Liability and Indemnification

The Consultant shall be liable to SmartCool for all losses, costs, damages and expenses whatsoever which SmartCool may sustain, pay or incur as a result of, or in connection with, any breach by the Consultant of any of the Consultant's obligations, covenants or agreements set forth in this Contract.

The Consultant shall indemnify and save harmless SmartCool of and from all manner of action, causes of action, proceedings, claims, demands and expenses whatsoever which may be brought or made against SmartCool or which SmartCool may sustain, pay or incur as a result of or in connection with any breach by the Consultant of the Consultant's obligations, covenants or agreements set forth in this Contract.

SmartCool shall not be liable nor responsible for any bodily or personal injury or property damage of any nature whatsoever that may be suffered or sustained by the Consultant in the performance of this Contract.  The Consultant shall be responsible for obtaining and maintaining at the Consultant's expense general liability insurance, on terms and in an amount satisfactory to SmartCool.  The Consultant shall produce to SmartCool on request evidence of such insurance.

11.

No Conflict with Prior Obligations

The Consultant hereby represents and warrants to SmartCool that:

▪

the Consultant is not a party to any agreement, or otherwise bound by any duty to another party that may, in any way, restrict the Consultant's right or ability to enter into this Contract or perform the Consultant's obligations under this Contract;

▪

that in performing the Consultant's obligations under this Contract the Consultant will not disclose or use any confidential information belonging to any prior employer or other person or entity; and

▪

that the Consultant was at no time prior to entering into this Contract directly or indirectly solicited or induced by SmartCool or any of its directors, officers, employees or agents to terminate the Consultant's employment agreement or consulting contract with any prior employer or any other person or entity.

12.

General

It is specifically agreed that this Contract shall not be construed as an agreement by SmartCool to directly engage as an employee any officer, employee or consultant of the Consultant.

The Consultant agrees to abide, and cause its officers, employees and consultants to abide by the terms of this Contract and all of SmartCool's policies and procedures, security and safety regulations.

This Contract will be governed by the laws of British Columbia.

Any amendment to this Contract shall be in writing signed by SmartCool and the Consultant.

13.

Acceptance

By signing below the Consultant acknowledges and accepts the terms and conditions of this Contract

_____________________________________

SMARTCOOL SYSTEMS  INC.

ACCEPTED AND AGREED TO THIS ____ DAY OF _______________, 2004.  THE CONSULTANT HAS READ AND UNDERSTANDS THE TERMS AND CONDITIONS SET OUT IN THIS CONTRACT:

____________________________________________________

Signature of Consultant or Consultant's Authorized Signatory

Schedule "A"

Consulting Services

•

The Consultant shall provide technical assistance to SmartCool that encompasses researching and documenting the installation requirements of ESM and SIMS in Customer Premises.

•

Identifying and training installation personnel in territories as required by SmartCool.

•

Providing ongoing support and direction to the technical personnel as needed.

•

The Consultant shall, among other things, be responsible for initiating and, subject to the approval of SmartCool, completing sales of SmartCool's products in the Territory and introducing potential sales agents and distributors of SmartCool's products in the Territory to SmartCool, subject to the approval of SmartCool,